Exhibit 3.5

1847 HOLDINGS LLC

AMENDMENT NO. 3 TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Amendment”) of 1847 Holdings LLC, a Delaware limited liability company (the “Company”), shall be effective as of December 19, 2023, and is entered into by 1847 Partners LLC, as the Allocation Member and Manager. Capitalized terms used, but not otherwise defined, in this Amendment have the meanings ascribed to them in the Operating Agreement (as defined below).

BACKGROUND

A. Article XII of the Second Amended and Restated Operating Agreement of the Company, dated January 19, 2018, as amended (the “Operating Agreement”), provides that with certain exceptions, none of which apply to this Amendment, the Board of Directors is authorized to amend any of the terms of the Operating Agreement by the affirmative vote of a majority of the Entire Board of Directors.

B. On December 18, 2023, the Entire Board of Directors unanimously adopted resolutions by written consent that authorized and approved this Amendment.

AGREEMENT

Accordingly, the Operating Agreement is hereby amended as follows:

1. Amendment to Section 4.1. Section 4.1 of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

“General Allocations. Except as otherwise provided in this Agreement, Profits, and Losses of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 4.2, the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 14.2 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 14.2 to the Members immediately after making such allocation.”

2. No Other Changes. All terms and provisions of the Operating Agreement shall otherwise remain valid, binding and unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date and year set forth above.

1847 PARTNERS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Manager